EXHIBIT 99.1

IZEA Reports Record Fourth Quarter and Full Year 2016 Results
Q4 Revenue up 19% to $7.4 Million; Gross Profit up 36% to $3.6 Million

ORLANDO, FL (March 28, 2017) - IZEA, Inc. (NASDAQ: IZEA), operator of IZEAx, the premier online marketplace connecting brands and publishers with influential content creators, reported results for the fourth quarter and full year ended December 31, 2016.

Q4 2016 Financial Summary vs. Same Year-ago Quarter

•	Revenue up 19% to a Q4 record of $7.4 million vs. $6.3 million.

•	Sponsored revenue increased 22% to $4.7 million; Content revenue increased 15% to $2.6 million.

•	Revenue backlog, which includes unbilled bookings and unearned revenue, at the end of 2016 was $10.2 million.

•	Net bookings increased 11% to $8.1 million vs $7.3 million.

•	Gross profit increased 36% to a Q4 record of $3.6 million, with gross margin up 600 basis points to 49%.

•	Adjusted EBITDA was $(1.1) million compared to $(1.8) million

Full Year 2016 Financial Summary vs. 2015

•	Revenue up 33% to a record $27.3 million.

•	Sponsored revenue increased 37% to $16.7 million; Content revenue increased 28% to $10.2 million.

•	Net bookings increased 23% to $30 million.

•	Gross profit increased 59% to a record $13.1 million, with gross margin up 800 basis points from 40% to 48%.

•	Net loss was $7.6 million or $(1.41) per share, compared to a net loss of $11.3 million or $(3.03) per share.

•	Adjusted EBITDA was $(5.2) million compared to $(7.1) million.

2016 Operational Highlights

•	Began trading on Nasdaq Capital Market in February, and rang the Nasdaq opening bell in March.

•	Established IZEA Canada, Inc, a wholly-owned subsidiary based in Toronto, to expand the company’s footprint in the region.

•	Invited to become a member of the Russell Microcap® Index.

•	Named one of the 2016 Best Places to Work by the Orlando Business Journal.

•	Recognized as a Top 100 Company in Central Florida by Orlando Sentinel.

•	Expanded custom content offering with acquisition of ZenContent.

•	Launched IZEAx 2.0, including Promoted Posts and ContentAmp®.

Management Commentary
“In 2016 we focused our efforts on operational excellence throughout the organization. I am pleased with the progress and improvements we made as our focus turned inward. We were able to significantly impact our gross margins, our revenue per employee and overall efficiency,” said Ted Murphy, IZEA’s Chairman and CEO. “We were inline with our revenue guidance set at the beginning of 2016 and significantly beat our gross profit and EBITDA guidance through tight controls and efficiencies.”

“As we look to 2017 we see growth and opportunity in both custom content and influencer marketing. Marketer dollars are continuing to shift to these areas and we believe we have the right mix of technology and services to meet client needs. We will continue to pursue responsible organic growth as well as evaluate acquisitions.”

Q4 2016 Financial Results
Revenue in the fourth quarter of 2016 increased 19% to $7.4 million compared to $6.3 million in the same year-ago quarter. The increase was due to organic growth in both our Sponsored Social and Content revenue streams.

Gross profit in the fourth quarter of 2016 increased 36% to $3.6 million, or 49% of revenue, compared to $2.7 million, or 43% of revenue, in the fourth quarter of 2015. The increase in gross profit was primarily attributable to a favorable shift to higher margin managed services versus self-service content and sponsored social offerings.

Operating expenses in the fourth quarter of 2016 were $5.4 million compared to $5.1 million in the same year-ago quarter. This increase was primarily due to increased personnel-related costs offset by lower lower public relations and marketing expenses. Personnel costs increased as a result of a 22% increase in the average number of personnel in the fourth quarter of 2016 as compared to the fourth quarter of 2015. Public relations and marketing costs were lower due to the shift in timing of our annually sponsored IZEAFest event from Q4 2015 to Q1 2017.

Net loss in the fourth quarter of 2016 was $1.8 million or $(0.34) per share, as compared to a net loss of $2.4 million or $(0.47) per share in the same year-ago quarter. The improvement was primarily due to increased revenue and profit margins, partially offset by the increase in expenses in the fourth quarter of 2016 compared to the year-ago quarter.

Adjusted EBITDA (a non-GAAP metric management uses as a proxy for operating cash flow, as defined below) in the fourth quarter of 2016 was $(1.1) million compared to $(1.8) million in the same year-ago quarter. The improvement in adjusted EBITDA was primarily due to the increase in revenue and profit margins. Adjusted EBITDA as a percentage of revenue in the fourth quarter of 2016 was (15%) compared to (29%) in the year-ago quarter.

Cash and cash equivalents at December 31, 2016 totaled $5.9 million. The company continues to operate debt free and has an unused $5.0 million credit line.

Full Year 2016 Financial Results
Revenue increased 33% to $27.3 million compared to $20.5 million in 2015. The increase was due to organic growth in all the company’s revenue streams.

Gross profit in 2016 increased 59% to $13.1 million, or 48% of revenue, compared to $8.2 million, or 40% of revenue in 2015. The gross profit improvement was primarily attributable to increased use of the company’s managed services by brands and agencies.

Operating expenses were $20.5 million compared to $15.5 million in 2015. The increase was primarily attributable to increased personnel costs and related overhead.

Net loss in 2016 was $7.6 million or $(1.41) per share, compared to a net loss of $11.3 million or $(3.03) per share in 2015. The improvement in net loss is primarily due to increased revenue and profit margins, partially offset by the increase in personnel costs and acquisition costs in our operating expenses in 2016.

Adjusted EBITDA was $(5.2) million compared to $(7.1) million in 2015. Adjusted EBITDA as a percentage of revenue was (19%) compared to (35%) in 2015.

2017 Outlook
The company expects revenue in 2017 to increase to $32-$33 million compared to $27.3 million in 2016. Gross margins are expected to range between 47% to 48% compared to 48% in 2016. Adjusted EBITDA is expected to be approximately $(3.0) million compared to $(5.2) million in 2016 due to the continued investment in sales and operating efficiencies.

Conference Call
IZEA will hold a conference call to discuss its fourth quarter and full year results today at 5:00 p.m. Eastern time. Management will host the call, followed by a question and answer period.

Date: Tuesday, March 28, 2017
Time: 5:00 p.m. Eastern time
Dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

The conference call will be webcast live and available for replay here and via the Investors section of the company’s website at https://izea.com/.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through April 4, 2017.

Replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13658373

About IZEA
IZEA operates IZEAx, the premier online marketplace that connects marketers with influential content creators. IZEA creators range from leading social media influencers to accredited journalists. Creators are compensated for producing and distributing unique content on behalf of marketers including long form text, videos, photos and status updates. Marketers receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit https://izea.com.

Financial Methodology & Related Disclosures
"EBITDA" is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." We believe that EBITDA provides useful information to investors as it excludes transactions not related to the core cash operating business activities including non-cash transactions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

All companies do not calculate EBITDA in the same manner, and EBITDA as presented by IZEA may not be comparable to EBITDA presented by other companies. IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment, changes in contingent acquisition costs and all other non-cash income and expense items such as loss on exchanges and changes in fair value of derivatives, if applicable.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the content and social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

IZEA, Inc.
Consolidated Balance Sheets

	December 31, 2016	December 31, 2015

Assets
Current:
Cash and cash equivalents	$5,949,004	$11,608,452
Accounts receivable, net	3,745,695	3,917,925
Prepaid expenses	322,377	193,455
Other current assets	11,940	16,853
Total current assets	10,029,016	15,736,685

Property and equipment, net	460,650	596,008
Goodwill	3,604,720	2,468,289
Intangible assets, net	1,662,536	1,806,191
Software development costs, net	1,103,959	813,932
Security deposits	161,736	117,946
Total assets	$17,022,617	$21,539,051

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,438,389	$995,275
Accrued expenses	1,242,889	908,519
Unearned revenue	3,315,563	3,584,527
Current portion of deferred rent	34,290	14,662
Current portion of capital lease obligations	—	7,291
Current portion of acquisition costs payable	1,252,885	844,931
Total current liabilities	7,284,016	6,355,205

Deferred rent, less current portion	62,547	102,665
Acquisition costs payable, less current portion	688,191	889,080
Warrant liability	—	5,060
Total liabilities	8,034,754	7,352,010

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 5,456,118 and 5,222,951, respectively, issued and outstanding	545	522
Additional paid-in capital	50,797,039	48,436,040
Accumulated deficit	(41,809,721)	(34,249,521)
Total stockholders’ equity	8,987,863	14,187,041

Total liabilities and stockholders’ equity	$17,022,617	$21,539,051

IZEA, Inc.
Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Revenue	$7,433,991	$6,262,233	$27,310,602	$20,467,926
Cost of sales	3,795,209	3,587,608	14,242,244	12,236,916
Gross profit	3,638,782	2,674,625	13,068,358	8,231,010

Operating expenses:
General and administrative	2,723,490	2,435,748	10,282,792	7,517,115
Sales and marketing	2,705,246	2,626,091	10,261,910	7,936,215
Total operating expenses	5,428,736	5,061,839	20,544,702	15,453,330

Loss from operations	(1,789,954)	(2,387,214)	(7,476,344)	(7,222,320)

Other income (expense):
Interest expense	(24,683)	(29,507)	(82,944)	(115,861)
Loss on exchange of warrants	—	—	—	(1,845,810)
Change in fair value of derivatives, net	(5,405)	5,720	9,163	(2,133,820)
Other income (expense), net	(9,590)	4,120	(10,075)	9,640
Total other income (expense)	(39,678)	(19,667)	(83,856)	(4,085,851)

Net loss	$(1,829,632)	$(2,406,881)	$(7,560,200)	$(11,308,171)

Weighted average common shares outstanding – basic and diluted	5,450,005	5,118,139	5,380,465	3,737,897
Basic and diluted loss per common share	$(0.34)	$(0.47)	$(1.41)	$(3.03)

IZEA, Inc.
Reconciliation of GAAP to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net loss	$(1,829,632)	$(2,406,881)	$(7,560,200)	$(11,308,171)
Non-cash stock-based compensation	171,948	194,264	748,092	705,466
Non-cash stock issued for payment of services	26,458	41,250	133,897	177,842
Change in fair value of derivatives	5,405	(5,720)	(9,163)	2,133,820
Loss on exchange of warrants	—	—	—	1,845,810
Loss on disposal of equipment	9,919	—	9,435	595
Increase/(decrease) in value of contingent acquisition costs payable	94,000	(100,000)	94,000	(1,834,300)
Interest expense	24,683	29,507	82,944	115,861
Depreciation and amortization	364,788	428,071	1,299,851	1,059,131
Adjusted EBITDA	$(1,132,431)	$(1,819,509)	$(5,201,144)	$(7,103,946)

Media Relations for IZEA:
Lindsay Broadhurst
Director, Corporate Events & Communications
IZEA, Inc.
(407) 215-6218
lindsay.broadhurst@izea.com

Investor Relations for IZEA:
Cody Slach or Sean Mansouri
Liolios Investor Relations
(949) 574-3860
izea@liolios.com